EXHIBIT 11

EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

Computations of Weighted Average Shares Outstanding and Earnings Per Share (Shares Outstanding End of Month)

                    Three Months Ended
                         March 31
                  2003              2002
              ------------      ------------
JAN              1,478,770         1,461,394
FEB              1,482,389         1,464,952
MAR              1,482,389         1,464,949
APR                    ---               ---
MAY                    ---               ---
JUN                    ---               ---
JUL                    ---               ---
AUG                    ---               ---
SEP                    ---               ---
OCT                    ---               ---
NOV                    ---               ---
DEC                    ---               ---
              ------------      ------------
                 4,443,548         4,391,295
                         3                 3
------------  ------------      ------------
Weighted
Average
Shares
Outstanding      1,481,183         1,463,765
------------  ------------      ------------
Net Income    $    913,291      $    769,750
------------  ------------      ------------
Earnings Per
Share, Basic
and Diluted   $       0.62      $       0.53
------------  ------------      ------------

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